EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
May 8, 2007	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2007 FIRST QUARTER RESULTS

•  Q1 license and services orders up 21% to $5.0 million from $4.1 million in 2006

•  License and services backlog grows to $5.8 million in Q1 from $4.8 million in Q4

•  Revenue up 4% to $8.5 million in 2007 versus $8.1 million in 2006

•  Adjusted EBITDA of $1.2 million, up from $168,000 a year ago

•  Operating income of $230,000 versus operating loss of $1.3 million a year ago

•  Operating cash flow increases to $3.8 million from $2.3 million last year

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its first quarter ended March 31, 2007.

First Quarter Results

The Company reported earnings before interest, taxes, depreciation, amortization, stock compensation, gain on extinguishment of debt and loss on foreign exchange transactions (“adjusted EBITDA”) for the first quarter of $1.2 million as compared with adjusted EBITDA of $168,000 in the first quarter a year ago.  Net loss in the first quarter declined to $326,000, or $0.02 per basic and diluted share, versus a net loss of $1.7 million, or $0.09 per basic and diluted share, in the same period last year.

Revenue in the first quarter increased 4% to $8.5 million from $8.1 million in the first quarter of 2006.  License fees and services revenue increased to $4.0 million from $3.9 million in the first quarter of 2006, while customer support revenue increased to $4.5 million from $4.2 million.  First quarter revenue mix included $4.6 million in Service Activation, $2.8 million in Numbering Solutions and $1.1 million in Mediation.

Total costs of revenue and operating expenses in the first quarter declined by 12% to $8.2 million from $9.4 million in the first quarter last year.  The reduction is primarily attributable to lower sales and marketing and intangible amortization expense.  The Company reduced its sales force in more mature markets and plans to continue to grow the sales force in emerging markets.  Amortization expense will be lower in 2007 than in 2006 due to the write down of certain intangible assets taken in the second quarter of 2006.  General and administrative expenses increased 10% from 2006 due to costs related to the management transition and professional fees associated with the conversion of preferred stock, proxy proposals and implementation of FASB Interpretation No. 48 – Accounting for Uncertainties in Income Taxes.

Income from operations in the first quarter was $230,000, an improvement of $1.5 million over the same quarter of 2006 when the Company reported a $1.3 million operating loss.  It was the Company’s third consecutive quarter of positive income from operations.

Bookings and Backlog Highlights

The Company booked $11.2 million in new orders in the first quarter, including $5.0 million in license fees and services, up 21% from $4.1 million in license fees and services bookings in the first quarter a year ago.  The $11.2 million in new orders was comprised of $5.2 million in Activation, $4.5 million in Numbering Solutions, and $1.5 million in Mediation.

Backlog at March 31, 2007, was $16.7 million, up slightly from $16.5 million at the same time a year ago.  The Company’s license and service backlog grew 52% year over year – to $5.8 million from $3.8 million – and was also up $1.0 million over the 2006 year-end backlog of $4.8 million.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Balance Sheet Highlights

Evolving Systems generated $3.8 million in cash from operations in the first quarter as compared with $2.3 million in the same quarter last year. At March 31, 2007, working capital was $718,000 and cash and cash equivalents totaled $8.0 million versus $803,000 and $5.1 million, respectively, at year-end.  The Company made a scheduled $500,000 payment and an additional $81,000 payment on its senior term loan in the first quarter.  In addition, the Company paid $77,000 to retire $119,000 on its subordinated debt obligations and recorded a gain on extinguishment of debt of $42,000.  Additionally in the first quarter, holders of 46% of the Company’s Series B Convertible Preferred Stock converted their preferred shares into approximately 1.3 million shares of common stock, thereby reducing the preferred stock balance from $11.3 million at year-end to $6.1 million at March 31, 2007.

CEO Comments

“Our performance in the first quarter yielded year-over-year increases in revenue, adjusted EBITDA and operating income,” said Thad Dupper, president and CEO. “These results, along with improvements in our backlog and balance sheet, indicate that we’re off to a good start.  We are particularly pleased with the strength of our new license and services orders, which saw a 21% increase over the year-ago period.  I want to congratulate our employees on delivering a solid first quarter.  As our results demonstrate, we are executing against our Blueprint for Growth and, consequently, are creating value for our shareholders.”

Additional First Quarter Highlights

•                  Introduction of the Tertio™ 7 Service Activation solution at 3GSM World Congress in Barcelona. The solution includes a distributed architecture feature that significantly reduces a carrier’s total cost of ownership, and a Service Verification feature that enables carriers to continuously confirm that activated services match the services ordered by the customer.

•                  Receipt of an order for the Dynamic SIM Allocation solution, which integrates the Company’s international NumeriTrack® and Tertio solutions to provide real-time capability for GSM operators to assign numbers to their SIM cards and activate those cards while a customer is in the wireless retail location.  The Dynamic SIM Allocation solution improves the customer experience and reduces costs associated with a carrier’s SIM card inventory.

•                  The appointment of James King as vice president of worldwide sales and marketing, filling the position previously held by Thad Dupper, who has assumed the roles of president and CEO.

Conference Call

The Company will conduct a conference call and web cast on May 9, 2007, at 2:15 p.m. Mountain Time.  The call-in numbers for the conference call are 1-800-561-2813 for domestic toll free and 617-614-3529 for international.  The passcode is 17866762.  A telephone replay will be available through May 23, 2007, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 35131218.  To access a live Web cast of the call, please visit Evolving Systems’ web site at www.evolving.com.  A replay of the Web cast will be accessible at that Web site through June 9, 2007.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release, the impact of new products on the Company’s business, the impact of backlog growth and the potential impact of the Blueprint for Growth are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2007, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Senior Marketing Specialist Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenue:
License fees and services	$3,991	$3,899
Customer support	4,470	4,229
Total revenue	8,461	8,128
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,924	1,875
Costs of customer support, excluding depreciation and amortization	1,493	1,626
Sales and marketing	2,040	2,555
General and administrative	1,550	1,407
Product development	549	747
Depreciation	288	293
Amortization	388	897
Restructuring and other expense (recovery)	(1)	(14)
Total costs of revenue and operating expenses	8,231	9,386
Income (loss) from operations	230	(1,258)
Interest and other expense, net	(416)	(472)
Loss before income taxes	(186)	(1,730)
Income tax expense (benefit)	140	(79)
Net loss	$(326)	$(1,651)
Basic and diluted loss per common share	$(0.02)	$(0.09)
Weighted average basic and diluted shares outstanding	19,153	19,066

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2007	2006
Net loss	$(326)	$(1,651)
Depreciation	288	293
Amortization	388	897
Stock-based compensation	249	236
Interest and other expense, net	416	472
Income tax expense (benefit)	140	(79)
Adjusted EBITDA	1,155	168

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock compensation, gain on debt extinguishment and loss on foreign exchange transactions).  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$7,965	$5,076
Current portion of restricted cash	300	300
Contract receivables, net	7,681	9,206
Unbilled work-in-progress	488	1,064
Prepaid and other current assets	1,513	1,701
Total current assets	17,947	17,347
Property and equipment, net	1,115	1,349
Intangible assets, net	5,776	6,155
Goodwill	26,069	26,027
Other long-term assets	412	460
Total assets	$51,319	$51,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	2,163	2,037
Accounts payable and accrued liabilities	4,574	4,428
Deferred foreign income taxes	41	—
Unearned revenue	10,451	10,079
Total current liabilities	17,229	16,544
Long-term liabilities:
Long-term debt and other obligations	11,496	12,153
Deferred foreign income tax	1,139	1,202
Total liabilities	29,864	29,899
Preferred stock	6,130	11,281
Stockholders’ equity:
Common stock	18	16
Additional paid-in capital	74,241	68,825
Other comprehensive income	1,541	1,466
Accumulated deficit	(60,475)	(60,149)
Total stockholders’ equity	15,325	10,158
Total liabilities and stockholders’ equity	$51,319	$51,338